Exhibit 99.1

Ciber, Inc.
6312 S. Fiddler’s Green Circle, Suite 600E
Greenwood Village, CO 80111
www.ciber.com

CIBER FILES FOR CHAPTER 11 PROTECTION AND SECURES $41 MILLION IN DIP FINANCING TO FUND ONGOING OPERATIONS DURING PROCESS AND AGREE TO AN ASSET PURCHASE AGREEMENT WITH CAPGEMINI AMERICA
SECTION 363 SALE PLANNED

GREENWOOD VILLAGE, Colo. – April 10, 2017 – Ciber, Inc. (NYSE: CBR), a leading global information technology consulting, services and outsourcing company, today announced that it and certain U.S. subsidiaries filed voluntary petitions seeking relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court in the District of Delaware. This initiates a process intended to preserve value and accommodate an orderly going-concern sale of the Company’s business operations.

Ciber has a commitment for up to $41 million in debtor-in-possession (“DIP”) financing, subject to bankruptcy court approval, which is expected to provide the Company with liquidity to maintain its U.S. operations in the ordinary course of business during the Chapter 11 process.

Prior to the Chapter 11 filing, and subject to Bankruptcy Court approval, Ciber entered into a “stalking horse” Purchase Agreement with Capgemini to acquire substantially all of the assets of the Company in North America and India in a sale process under Section 363 of the Bankruptcy Code that will be subject to higher and better offers. Through this proposed transaction Ciber’s clients will benefit from the high levels of service Capgemini is known to provide its clients. Ciber’s employees, who bring with them a wide range of highly valued skills and expertise, will benefit from joining a global leader in its markets.

In accordance with the sale process under Section 363 of the Bankruptcy Code, notice of the proposed sale to Capgemini will be given to third parties and competing bids will be solicited. Ciber will manage the bidding process and evaluate the bids, in consultation with independent professional advisors and as overseen by the Bankruptcy Court.

President and Chief Executive Officer Michael Boustridge commented, “With the advice and support of outside advisors, we’ve explored multiple paths, including selling the Company outside the bankruptcy process, selling certain assets of the Company, and other transactions to restructure the balance sheet or raise capital, while also focusing on attempting to improve sales, reduce costs, and exit underperforming operations. After careful consideration of the alternatives available to maximize the value of the Company, it’s become clear that the best path forward for the Company, its employees, customers and stakeholders is to accomplish a sale through the bankruptcy process.”

Mr. Boustridge continued, “We are keenly focused on minimizing disruption to our customers, partners, and employees during the Chapter 11 process. The proposed sale will preserve jobs, ensure customers can benefit from continuity of services, and enable a smooth transition of Ciber’s U.S. business to Capgemini or any other bidder providing a higher and better offer in accordance with Court approved procedures.”

In order to help facilitate the Company’s financial restructuring, Ciber’s Board of Directors has named Jon Goulding as Chief Restructuring Officer. Mr. Goulding is a noted financial restructuring expert and a Managing Director of Alvarez and Marsal, a leading restructuring firm.

Interested parties must sign a confidentiality and non-disclosure agreement to gain access to confidential detailed due diligence materials, and must demonstrate financial ability to be considered qualified bidders. Parties interested in the sale process may contact Adam Dunayer, Managing Director, Houlihan Lokey at 214-220-8483.

About Ciber, Inc.
Ciber partners with organizations to develop technology strategies and solutions that deliver tangible business value. Founded in 1974, the company trades on the New York Stock Exchange (NYSE: CBR). For more information, visit www.ciber.com and follow us on Twitter, LinkedIn, Facebook, Google Plus and our blog.
Ciber’s Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to Ciber's operations, results of operations and other matters that are based on Ciber's current expectations, estimates, forecasts and projections. Words, such as "anticipate," "believe," "could," "expect," "estimate," "intend," "may," "opportunity," "plan," "positioned," "potential," "project," "should," and "will" and similar expressions, are intended to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based on assumptions as to future events that may not prove to be accurate. For a more detailed discussion of these risks, see the information under the "Risk Factors" heading in Ciber's Annual Report on Form 10-K for the year ended December 31, 2015, Ciber's Quarterly Report on Form 10-Q for the three months ended September 30, 2016 and Ciber’s Annual Report on Form 10-K for the year ended December 31, 2016, when filed with the SEC, and other documents filed with or furnished to the SEC. Other than as required by law, Ciber undertakes no obligation to publicly update any forward-looking statements in light of new information or future events. Readers are cautioned not to put undue reliance on forward-looking statements.

Contact:
Scott Kozak
Global Communications, Investor and Industry Relations
303-967-1379
skozak@ciber.com
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